EXHIBIT 99.1


                  AMERICAN RIVER HOLDINGS AND NORTH COAST BANK
                           SHAREHOLDERS APPROVE MERGER



SACRAMENTO, CA, SANTA ROSA, CA --SEPTEMBER 27, 2000

American River Holdings (AMRB.OB) and North Coast Bank National Association (NCTA.OB), at their respective shareholder meetings held on September 21, 2000, received the affirmative votes necessary to approve the proposed merger whereby North Coast Bank becomes a subsidiary of American River Holdings. This transaction is expected to close by the end of October, subject to receipt of regulatory approval and satisfaction of conditions to the merger.

North Coast Bank will continue to operate in Sonoma County as a subsidiary of American River Holdings, joining the other subsidiaries, American River Bank and FIRST SOURCE CAPITAL. American River Bank has two offices in Sacramento, one in Fair Oaks and one in Roseville. FIRST SOURCE CAPITAL provides lease financing to businesses.

It is anticipated that American River Holdings common stock will be listed on the Nasdaq NMS under the symbol AMRB on or as soon as practicable following the closing of this transaction. "We are pleased that our shareholders share our confidence in North Coast Bank and the Sonoma County market. We are excited to join forces," said David T. Taber, President and CEO of the holding company.

North Coast Bank was founded in 1990 and has offices in downtown Santa Rosa, Windsor and Healdsburg. " Our compatible philosophies make this merger a win for our clients, our employees and our shareholders," said Kathy Pinkard, President and CEO of North Coast Bank.

The Definitive Agreement calls for North Coast Bank shareholders to receive
0.9644 of a share of American River Holdings common stock in a tax-free exchange for each North Coast Bank share they presently own for an estimated value of $9 million.

The combined assets of these companies were $262 million on June 30, 2000.

--------------------------------------------------------------------------------
THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS ABOUT AMERICAN RIVER HOLDINGS' AND NORTH COAST BANK'S FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES AND FUTURE PERFORMANCE. A NUMBER OF FACTORS WHICH ARE
BEYOND THE CONTROL OF AMERICAN RIVER HOLDINGS OR NORTH COAST BANK COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS.
--------------------------------------------------------------------------------

Page 4 of 4 Pages